UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 29, 2022

Date of Report (Date of earliest event reported)

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ	85706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	HTGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously reported by HTG Molecular Diagnostics, Inc. (the “Company”) in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2022, on November 18, 2022 the Company received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that, as a result of the Company’s stockholders’ equity falling below $2.5 million as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, the Company did not satisfy one of The Nasdaq Capital Market continued listing requirement set forth in Nasdaq Stock Market Rule 5550(b) (the “Rule”).

On December 23, 2022, the Company completed a best-efforts public offering, pursuant to which the Company sold and issued to an institutional investor shares of its common stock, pre-funded warrants and other warrants for total gross proceeds of approximately $10.0 million. The estimated net proceeds of the offering are approximately $8.7 million, after deducting the placement agent fees and expenses and other estimated offering expenses payable by the Company. The offering and related matters are described in more detail in the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2022.

As of the date of this report, the Company believes it has regained compliance with the Rule based upon the net proceeds to the Company from the offering referenced above. Nasdaq will continue to monitor the Company’s ongoing compliance with the Rule and, if at the time of the Company’s next periodic report the Company does not evidence compliance with the Rule, the Company may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: December 29, 2022	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
SVP and Chief Financial Officer